Exhibit 8.1

List of Principal Subsidiaries and Variable Interest Entities

Subsidiaries:

Baidu Holdings Limited—Incorporated in the British Virgin Islands

Baidu (Hong Kong) Limited—Incorporated in Hong Kong

Baidu Online Network Technology (Beijing) Co., Ltd.—Incorporated in mainland China

Baidu (China) Co., Ltd.—Incorporated in mainland China

Baidu.com Times Technology (Beijing) Co., Ltd.—Incorporated in mainland China

Dulian Network Technology (Hainan) Co., Ltd.—Incorporated in mainland China

iQIYI, Inc.—Incorporated in the Cayman Islands

Beijing QIYI Century Science & Technology Co., Ltd.—Incorporated in mainland China

Beijing Duyou Information Technology Co., Ltd.—Incorporated in mainland China

Variable Interest Entities:

Beijing Baidu Netcom Science Technology Co., Ltd.—Incorporated in mainland China

Beijing Perusal Technology Co., Ltd.—Incorporated in mainland China

Beijing iQIYI Science & Technology Co., Ltd.—Incorporated in mainland China